UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2009

THE QUIGLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Kells Building, 621 Shady Retreat Road, P.O. Box 1349 Doylestown, PA		18901
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On October 21, 2009, the employment of Gerard Gleason, Chief Financial Officer of The Quigley Corporation (the “Company”), ended with the Company.  The Company expects to retain Mr. Gleason as a consultant.  The Company’s board of directors appointed its Chief Operating Officer, Mr. Robert V. Cuddihy, Jr., to serve as Interim Chief Financial Officer.

On October 22, 2009, the employment of Dr. Richard Rosenbloom, Executive Vice President of our subsidiary, Quigley Pharma Inc., was terminated when the position of Executive Vice President of the subsidiary was eliminated.  The Company expects to retain Dr. Rosenbloom as a consultant.

 (c)           On October 21, 2009, the Company’s board of directors appointed its Chief Operating Officer, Mr. Robert V. Cuddihy, Jr., to serve as interim chief financial officer.

Mr. Cuddihy, age 50, has over 20 years of experience as the Chief Operating Officer and/or Chief Financial Officer of two other public companies, iDNA Inc. which focused on corporate communications, and HMG Worldwide Corporation which focused on retail, planning and merchandising.  He served as Chief Financial Officer and Treasurer of iDNA Inc. from September 2001 through February 2009 and Secretary from January 2003 through February 2009.  From July 1987 to March 2001, Mr. Cuddihy was the Chief Financial Officer of HMG Worldwide Corporation, and also served as a director of such entity from February 1998 to May 2001.  Mr. Cuddihy served as the President of Shannon Hill Associates, providing due diligence, financial structuring, and transaction negotiation services for M&A, restructurings and divestitures.  Mr. Cuddihy has served as Chief Operating Officer of the Company since July 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Quigley Corporation

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr. Chief Operating Officer

Date: October 22, 2009